Exhibit 99.1

CONTACTS:	NEWS RELEASE

For Calpine
Media Relations:	Investor Relations:
Brett Kerr	Bryan Kimzey
713-830-8809	713-830-8775
brett.kerr@calpine.com	bryan.kimzey@calpine.com

Sard Verbinnen & Co.
Frances Jeter (Houston) / Jared Levy & Patrick
Scanlan (New York)
(832) 687-5120 / (212) 687-8080
Calpine-SVC@sardverb.com

CONSORTIUM LED BY ENERGY CAPITAL PARTNERS COMPLETES ACQUISITION OF CALPINE CORPORATION; ANNOUNCES MANAGEMENT ROLES AND BOARD OF
DIRECTORS

(HOUSTON, Texas) — March 8, 2018 – Calpine Corporation (NYSE: CPN) today announced the completion of the acquisition of Calpine by an affiliate of Energy Capital Partners and a consortium of other investors, including Access Industries Inc. and Canada Pension Plan Investment Board (CPPIB).
As a result of the completion of the acquisition, Calpine stockholders will receive an amount in cash equal to $15.25 per share of Calpine common stock. In connection with the completion of the acquisition, shares of Calpine common stock will cease trading on the New York Stock Exchange (NYSE) prior to the opening of the NYSE on March 9, 2018.
Lazard served as financial advisor and White & Case LLP served as legal advisor to Calpine. Barclays Capital Inc. served as financial advisor and Latham & Watkins LLP served as legal advisor to Energy Capital Partners.
“Energy Capital Partners is excited to begin this long-term partnership with Calpine and its extremely talented employees and leadership,” said Tyler Reeder, a partner at Energy Capital Partners. “We do not expect to make any changes to the way Calpine operates its business and intend to remain focused on providing the high level of service to which Calpine’s wholesale and retail customers have become accustomed. Finally, we do not intend to make any changes to the Company’s financial policy or previously announced deleveraging plan.”
“The Calpine team is very much looking forward to continuing to work with our customers,” said Thad Hill, President and Chief Executive Officer of Calpine. “We also want our customers, trading partners, regulators and others with whom we interact to know that Calpine will continue to be a leader in the industry as a power producer and retail energy provider as well as a strong advocate for competitive markets.”
Mr. Hill noted that the senior leadership team at Calpine will remain intact with Thad Miller becoming Executive Vice Chairman and continuing as Chief Legal Officer; Executive Vice Presidents Zamir Rauf and Charlie Gates continuing in their currents roles as Chief Financial Officer and Head of Power Operations, respectively; Andrew Novotny and Caleb Stephenson being promoted to Executive Vice Presidents to serve as co-heads of Commercial

Operations, leading the company’s wholesale trading and origination businesses; Bryan Kimzey being promoted to Senior Vice President of Finance and Treasurer; and Jim Wood will continue to serve as President of Calpine Energy Solutions and also has been named President of Calpine Retail Holdings, LLC, with overall responsibility for the business activities for Calpine’s retail subsidiaries – Calpine Energy Solutions, Champion Energy Services and North American Power.

In connection with the completion of the acquisition, Thad Hill, Tyler Reeder, Douglas Kimmelman, Andrew Singer, Andrew Gilbert and Donald Wagner became the voting directors of Calpine and Thad Miller was elected a non-voting director of Calpine. Tyler Reeder, Douglas Kimmelman, Andrew Singer and Andrew Gilbert were each appointed by Energy Capital Partners and Donald Wagner was appointed by Access Industries, Inc. Subject to receipt of certain regulatory approvals, CPPIB intends to appoint a voting director to Calpine’s Board of Directors.
About Calpine
Calpine Corporation is America’s largest generator of electricity from natural gas and geothermal resources with operations in competitive power markets. Our fleet of 80 power plants in operation or under construction represents approximately 26,000 megawatts of generation capacity. Through wholesale power operations and our retail businesses Calpine Energy Solutions and Champion Energy, we serve customers in 25 states, Canada and Mexico. Our clean, efficient, modern and flexible fleet uses advanced technologies to generate power in a low-carbon and environmentally responsible manner. We are uniquely positioned to benefit from the secular trends affecting our industry, including the abundant and affordable supply of clean natural gas, environmental regulation, aging power generation infrastructure and the increasing need for dispatchable power plants to successfully integrate intermittent renewables into the grid. Please visit www.calpine.com to learn more about how Calpine is creating power for a sustainable future.
About Energy Capital Partners
Energy Capital Partners is a private equity and credit investment firm with over $13 billion in capital commitments. The firm focuses on investing in the traditional and renewable power generation, midstream oil and gas, electric transmission, environmental infrastructure and related energy services sectors of North America’s energy infrastructure. For more information, visit www.ecpartners.com.
About Access Industries
Access Industries is a privately held, U.S.-based industrial group with global strategic investments. Founded in 1986 by Len Blavatnik, an American entrepreneur and philanthropist, the group is headquartered in New York, with offices in London and Moscow. Access invests in industries where it can maximize long-term value by developing regional and global leaders. Its industrial focus spans four key sectors: natural resources and chemicals; media and telecommunications; real estate and hospitality; and venture capital. For more information, visit www.accessindustries.com.
About Canada Pension Plan Investment Board
Canada Pension Plan Investment Board (CPPIB) is a professional investment management organization that invests the funds not needed by the Canada Pension Plan (CPP) to pay current benefits on behalf of 20 million contributors and beneficiaries. In order to build a diversified portfolio of CPP assets, CPPIB invests in public equities, private equities, real estate, infrastructure and fixed income instruments. Headquartered in Toronto, with offices in Hong Kong, London, Luxembourg, Mumbai, New York City, São Paulo and Sydney, CPPIB is governed and managed independently of the Canada Pension Plan and at arm's length from governments. At December 31, 2017, the CPP Fund totaled C$337.1 billion. For more information about CPPIB, please visit www.cppib.com or follow us on LinkedIn or Twitter.